Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation’s Kentucky utilities file plan to replace
1,500 megawatts of aging generation by 2028

LG&E and KU seek to add natural gas, solar and energy storage, along with more than a dozen new energy efficiency programs

ALLENTOWN, Pa. (Dec. 15, 2022) – PPL Corporation (NYSE: PPL) subsidiaries Louisville Gas and Electric Company and Kentucky Utilities Company announced today their plan to replace 1,500 megawatts of aging coal-fired generation, or nearly one-third of Kentucky’s coal fleet, that is expected to be retired by 2028. The plan includes adding two new combined-cycle natural gas plants, nearly 1,000 megawatts of solar generation, 125 megawatts of battery storage and more than a dozen new energy efficiency programs.
In conjunction with the announcement, LG&E and KU is seeking approval from the Kentucky Public Service Commission (KPSC) for the replacement generation and new energy efficiency programs. LG&E and KU’s proposal focuses on meeting customers’ energy needs in the most reliable, least-cost fashion.
“This is about delivering on our mission to provide safe, reliable, affordable and sustainable energy to our customers,” said Vincent Sorgi, PPL president and chief executive officer. “The plan we filed today is a balanced approach that will help ensure our ability to reliably serve our customers’ energy needs 24/7, while at the same time further diversifying our generation portfolio.”
The proposed replacement strategy, if approved by the KPSC, represents $2.1 billion of total capital investment in Kentucky. This includes building two 621-megawatt natural gas combined-cycle units, building a 120-megawatt solar array, acquiring another 120-megawatt array to be developed by a third-party and constructing 125 megawatts of battery storage. The LG&E and KU plan also includes securing power purchase agreements for more than 600 megawatts of additional solar generation and adding 14 new energy efficiency offerings to help reduce electricity demand in the state. The proposed energy efficiency program, developed in collaboration with community partners, would reduce LG&E and KU’s overall need for future generation by nearly 200 megawatts.
Sorgi said the plan is consistent with PPL’s goal to achieve net-zero carbon emissions by 2050. The replacement strategy, if approved, would reduce the carbon intensity of LG&E and KU’s generation fleet and result in nearly a 25% reduction in CO2 emissions from existing levels.
LG&E and KU have requested approval from the KPSC by Oct. 1, 2023. Additional details regarding LG&E and KU’s generation replacement strategy can be found on LG&E and KU’s website at www.lge-ku.com/future.
PPL Corporation (NYSE: PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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